EXHIBIT 3.8

                          CERTIFICATE OF INCORPORATION

                                       OF

                             UCAR HOLDINGS III INC.

           1. The name of the corporation is UCAR Holdings III Inc.

           2. The address of its registered office in the State of Delaware is No. 1209 Orange Street, in the city of Wilmington, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.

           3. The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

           4. The total number of shares of common stock which the corporation shall have the authority to issue is one thousand (1,000) shares, with a par value of $.01 per share, amounting in the aggregate to Ten United States Dollars (U.S. $10.00).

           5. The name and mailing address of the sole incorporator is as follows:

                      NAME                           ADDRESS
                                                     -------

                      M. Ridgway Barker          c/o UCAR International Inc.
                                                 39 Old Ridgebury Road
                                                 Danbury, CT 06817

           6. The corporation is to have perpetual existence.

           7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

           To make, alter or repeal the by-laws of the corporation.

           To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.



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           To set apart out of any of the funds of the corporation available for dividends or a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

           When and as authorized by the stockholders in accordance with applicable statutes, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

           8. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

           Meetings of the stockholders may be held within or without the State of Delaware. The books of the corporation may be kept (subject to any provision contained in the applicable statutes) within or without the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

           I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed, and that the facts herein stated are true, and accordingly have hereunto set my hand this 9th day of January, 1995.

                                                      /S/ M. Ridgeway Barker
                                                      --------------------------
                                                      M. Ridgway Barker
                                                      Sole Incorporator



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